Exhibit 8

ESCROW AGREEMENT

This Escrow Agreement (this "Agreement") is entered into effective [              ], 2017 by and among Legion M Entertainment, Inc., a Delaware corporation (the “Company”), Wefunder, Inc., a Delaware corporation (“Wefunder"), and Boston Private Bank and Trust Company, a Massachusetts Trust Company (referred to herein as both the "Bank" and "Escrow Agent").

RECITALS

WHEREAS, the Company has represented to Escrow Agent that it will offer its securities for sale (the "Offering") to investors (“Investors”), pursuant to Regulation A (“Reg A”) of the Securities Act of 1933, as amended (the "Act") through an online technology platform operated by Wefunder;

WHEREAS, the proceeds of the Offering will be invested in the Company’s securities;

WHEREAS, Escrow Agent has agreed to act as the Company’s escrow agent in connection with the Offering on the terms and conditions set forth in this Agreement and as otherwise provided by law; and

WHEREAS, the Company represents its belief that the terms and conditions set forth in this Agreement comply with Reg A of the Act;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Recitals.

The Recitals to this Agreement are hereby incorporated into the body hereof by this reference as though fully set forth herein.

2.	Appointment as Escrow Agent.

The Company hereby appoints Bank to serve as Escrow Agent hereunder, and Bank hereby agrees to serve as Escrow Agent hereunder until this Agreement is terminated pursuant to the terms of this Agreement.

3.	Accounts To Be Opened by the Company.

(a)       The Company shall open, and throughout the term of this Agreement maintain, a non-interest bearing business checking account ("Escrow Account") with the Escrow Agent for the benefit of Investors to receive funds paid by Investors via methods other than Automated Clearing House. The Escrow Account shall remain in good standing with Escrow Agent with minimum balances to satisfy the Company's obligations under the Agreement and as otherwise required by Escrow Agent. If the Company fails to maintain the Escrow Account with sufficient minimum balances, as described herein, the Escrow Agent may resign as Escrow Agent and terminate this Agreement as herein. The Escrow Account shall be a segregated, deposit account of the Escrow Agent at the Bank.

(b)       The Company shall open, and throughout the term of this Agreement maintain, a non-interest bearing business checking account with the Escrow Agent for the benefit of Investors to receive funds paid by Investors via Automated Clearing House (“ACH Escrow Account”).

4.	Rules and Regulations For Accounts.

All rules, regulations and requirements for the handling of the Escrow Account and the ACH Escrow Account shall be in the sole and absolute discretion of the Escrow Agent, provided they comply with Reg A of the Act.

Escrow Agent shall comply with the government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the Securities and Exchange Commission, under which financial institutions are required to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions, including those requirements relating to information requested of the Issuer and Investors, which will be typical information requested in the gathering and verification guidelines. Escrow Agent shall follow best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent acknowledges that Wefunder will be undertaking AML checks in accordance with the procedures set forth in Exhibit A hereto.

5.	Obligations of the Company, Wefunder and Escrow Agent.

(a)       All moneys raised from Investors in connection with the Offering shall be deposited directly by the Investor, via check, wire or ACH transfer only, into the Company’s Escrow Account or ACH Escrow Account as directed by Wefunder.

(b)       Neither the Company nor Wefunder shall be permitted to transfer money out of the Escrow Account or ACH Escrow Account, but the Company and Wefunder may direct the Escrow Agent to transfer money from the Company’s Escrow Account or ACH Escrow Account to the Company or to one or more Investors. Only Escrow Agent shall have the authority to transfer money out of an Escrow Account under the terms and conditions provided in this Agreement.

(c)       Concurrently with the Offering, the Company will provide Escrow Agent with the requirements for the distribution of the funds related to the Offering.

(d)       Upon the execution of investment documentation between Investors and the Company, Wefunder will notify Escrow Agent that the conditions for distribution of the money in the Escrow Account or ACH Escrow Account have been met, and that the funds in the Escrow Account or ACH Escrow Account (“Distribution Amount”) shall be transferred by Escrow Agent, upon the direction of Wefunder, to the Company. Escrow Agent shall have full authority to transfer said funds to the Company; however, Escrow Agent, in its sole and exclusive discretion, may refuse to transfer the funds to the Company if it believes that said transfer violates the terms of the Offering or applicable law, or if it reasonably believes said transfer is inappropriate for any other reason. In such event, Wefunder, Escrow Agent and the Company will work together to attempt to resolve any such concerns. If Escrow Agent and the Company are unable to resolve Escrow Agent's concerns, then, upon 10 days' prior written notice, Escrow Agent may file an interpleader action or such other appropriate action and deposit all funds on deposit in the Escrow Account or ACH Escrow Account for the Offering with the Court, at which time, Escrow Agent shall no longer have any responsibility for funds with respect to the Offering. In the event that Escrow Agent files an interpleader or other action pursuant to this Section, then Escrow Agent shall be entitled to reasonable attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

(e)       The funds remaining in the Escrow Account or ACH Escrow Account with respect to the Offering after distribution to the Company, shall be transferred to Wefunder to reimburse Wefunder for its expenses paid to third parties and for Wefunder to pay any third parties. Said funds shall be transferred to Wefunder upon receipt by Escrow Agent of a joint written request from Wefunder and the Company. Escrow Agent shall be entitled to rely upon documentation that it believes to be genuine, but shall have no obligation to investigate whether the documentation of compensation and expenses are legitimate or accurate.

(f)       Escrow Agent shall send account statements for the Escrow Account and the ACH Escrow Account to the Company at its request, provided that Escrow Agent is not required to provide such statements more frequently than once a month.

(g)       If the Distribution Amount and/or Distribution Date are not met for any reason, including but not limited to, less than $500,000 being raised within twelve (12) months, or twenty-four (24) months if an extension is filed, then the Company and Wefunder shall notify Escrow Agent, in writing, that the Distribution Amount or Distribution Date were not met and that all funds in the Escrow Account should be transferred back to the Investors. In such event, Escrow Agent shall be entitled to rely on the joint written statement from Wefunder and the Company that the Distribution Amount or Distribution Date for an Offering were not met and that Escrow Agent shall transfer all funds related to that Offering back to the Investors in that Offering. Wefunder shall provide to Escrow Agent as necessary the name, bank account information, and disbursement instructions of the Investors; provided, however, that in transferring funds to Investors, Wefunder may also direct the Escrow Agent to use any services or third parties permissible under Reg A of the Act.

(h)       Wefunder shall provide all recordkeeping with respect to the Escrow Account and ACH Escrow Account, including a record of each Investor who has contributed to an account, the amount contributed, and amounts transferred to the Company or returned to Investors. In addition, Wefunder shall conduct for each Investor, and maintain complete and accurate records related to, its “KYC/AML/CIP Policies and Procedures,” as updated by Wefunder from time to time in the ordinary course of its business. Wefunder’s current KYC/AML/CIP Policies and Procedures are attached to this Agreement as Exhibit A.

(i)       Escrow Agent shall have the right to require Wefunder to provide information and/or documentation and to develop procedures that Escrow Agent reasonably believes are necessary for it to properly and safely carry out the terms of this Agreement.

(j)       Wefunder represents and warrants to Escrow Agent and the Company that the process set forth in this Section 5 complies in all respects with Reg A of the Act.

6.	Escrow Agent's Duties.

It is understood and agreed, further, that Escrow Agent shall:

(a)       be under no duty to enforce or collect any payment from an Investor for the Offering;

(b)       except as otherwise provided in this Agreement, be under no duty to accept funds or instructions for the payment of money from anyone other than Wefunder or to give any receipt therefore except to Wefunder;

(c)       have no liability to Wefunder, any Investor, or the Company for following the terms and conditions of this Agreement or any written instructions given by Wefunder, or Wefunder and the Company, where joint written instructions from both Wefunder and the Company are required;

(d)       have no responsibility or obligation to vet or otherwise determine the qualifications of any Investor. By allowing an Investor to invest money in the Company and directing an Investor to deposit the money into the Escrow Account or ACH Escrow Account, Wefunder represents and warrants to Escrow Agent that it reasonably believes that the Investor is eligible to make such investment under Reg A of the Act;

(e)       have no duty to solicit any payments that may be due to be deposited with Escrow Agent hereunder; and

(f)       have no interaction with any Investor except as otherwise provided herein. All interactions with any Investor shall be by Wefunder or the Company.

7.	Limitations of Escrow Agent's Responsibilities and Liabilities.

(a)       The duties and responsibilities of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement. Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

(b)       No further duties or responsibilities of Escrow Agent shall be implied or required other than as provided for in this Agreement.

(c)       In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Wefunder, an Investor, the Company, or any other person which, in the sole and exclusive opinion of Escrow Agent, are in conflict with or do not strictly comply the provisions of this Agreement, Escrow Agent shall be entitled to, without liability to Wefunder, Investor, the Company, or any other person, refrain from taking any action other than to safely keep the Escrow Account and ACH Escrow Account until it shall be directed otherwise in writing jointly signed by Wefunder, the Company and any other party required by the Escrow Agent or by a final order of a court of competent jurisdiction. In such circumstances, Escrow Agent shall without any liability to any party be entitled to refuse to distribute any money from the Escrow Account or ACH Escrow Account.

(d)       Escrow Agent shall not be required to take any action or refrain from taking any action which, in the sole and exclusive opinion of the Escrow Agent, would violate any law or regulation.

(e)       Escrow Agent shall not be required to take any action or refrain from taking any action which, in the sole and exclusive opinion of the Escrow Agent, is not a proper action or inaction for a bank to take or refrain from taking.

(f)       Escrow Agent shall not be liable to Wefunder, Investors, the Company, or any other person or entity, including any Investor whose funds were delivered to Escrow Agent for deposit in the Escrow Account or ACH Escrow Account, for any action taken or omitted by Escrow Agent unless an arbitrator or court of competent jurisdiction by a final, non-appealable order, determines that any loss incurred by Wefunder, Investor, the Company, or any other person or entity, was caused by Escrow Agent's willful misconduct.

8.	No Duty of Investigation.

Except as otherwise provided herein, Escrow Agent may rely upon and shall have no liability for acting or refraining from acting upon any written notice, instruction or request furnished to it by Wefunder or an Investor, and believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request or other document.

9.	Termination of Escrow Agent's Duties Under this Agreement.

(a)       In its sole and exclusive discretion, Escrow Agent may resign from its duties and obligations under this Agreement by giving not less than 60 days' written notice to Wefunder and the Company of such resignation.

(b)       Escrow Agent may be removed as Escrow Agent by either Wefunder or the Company upon the giving of not less than 30 days' written notice to Escrow Agent.

(c)       In the event of resignation or removal of Escrow Agent, the Company shall appoint a successor escrow agent to hold the Escrow Account and ACH Escrow Account (each, an “Account”), and any such successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and instructions for the delivery of the funds being held by the Escrow Agent in each Account. Upon the transfer of all funds in each Account to the successor escrow agent, the successor escrow agent shall, without further act, become vested with all of the rights, powers and duties of the Escrow Agent as if originally named herein and the Escrow Agent shall have no further duties or responsibilities under this Agreement.

(d)       If Escrow Agent is removed by the Company, the Company shall be liable for and shall pay all expenses actually incurred by Escrow Agent in transferring each Account to a successor escrow agent. Such costs could include ACH and/or wire transfer charges. Escrow Agent shall provide Company with documentation demonstrating that such costs were incurred by Escrow Agent. Such costs will not include any reimbursement for staff time of Escrow Agent.

(e)       If no successor escrow agent is appointed prior to the effective date of the resignation or removal of Escrow Agent, Escrow Agent may file an interpleader action or such other appropriate action and deposit all funds in the Accounts with the Court, at which time, Escrow Agent shall no longer have any responsibility under this Agreement. In the event that Escrow Agent files an interpleader or other action as a result of no successor escrow agent being timely appointed, then Escrow Agent shall be entitled to all of its attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

10.	Escrow Fees.

The Escrow Agent shall be entitled to be paid by Company for all services performed under this Agreement pursuant to Schedule I attached hereto.

11.	Indemnification of Escrow Agent by Wefunder and Company.

(a)       Wefunder and Company, jointly and severally for their joint instructions, actions, and omissions, and individually for their individual instructions, actions, and omissions, shall indemnify, defend and hold harmless Escrow Agent and its directors, officers, agents, employees, accountants and attorneys (collectively, and individually, the " Indemnitees") from and against any and all lawsuits, arbitrations, claims, losses, liabilities, judgments, damages, fines, and penalties ("Liabilities") that may be filed, imposed on, incurred by, or asserted against Indemnitees or any of them, including attorneys' fees as provided herein, arising out of or in connection with (i) the Escrow Agent's execution of this Agreement; (ii) any acts or omissions to act by the Escrow Agent under this Agreement; (iii) Escrow Agent's role as the Escrow Agent; and/or (iv) the following of any instructions or directions by Wefunder and/or Company, as applicable, or any other person or entity for whom Escrow Agent is authorized to rely pursuant to the terms of this Agreement.

(b)       As for the retention of attorney(s) to represent Indemnitees in relation to the Liabilities and the payment of attorneys' fees pursuant to the terms of the indemnification provided for in section 11 (a), the following shall apply:

(1)	If Wefunder and/or Company elects to retain an attorney(s) to represent Indemnitees, including the retention of the same attorney(s) who are representing Wefunder and/or Company, then Indemnitees shall have the right to approve said attorney(s), which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Indemnitees shall have the right disapprove any retained attorney(s) who would also be representing Wefunder and/or Company if Indemnitees believes there is any conflict of interest or potential conflict of interest in the retained attorney(s) representing Wefunder, and/or Company, and Indemnitees.

(2)	If Indemnitees, in their reasonable discretion, disapprove the attorney(s) retained by Wefunder and/or Company, then Wefunder and/or Company, as applicable, shall have the right to propose different attorney(s) to represent Indemnitees, and the rules provided in section 11 (a)(I) shall apply to the new attorney(s) retained by Wefunder and/or Company.

(3)	If Indemnitees and Wefunder and/or Company, as applicable, fail to agree to an attorney(s) retained by Wefunder and/or Company to represent Indemnitees, or if Wefunder and/or Company fails to retain counsel to represent Indemnitees, then Indemnitees shall have the right to retain attorney(s) to represent them. In such event, Wefunder and/or Company, as applicable, shall be responsible to reimburse Indemnitees for all reasonable attorneys' fees incurred by Indemnitees.

(c) Whether Indemnitees are represented by attorney(s) retained by Wefunder and/or Company, as applicable, or attorney(s) retained by Indemnitees, Wefunder and/or Company, as applicable, shall pay all out-of-pocket costs incurred by Indemnitees as a result of the Liabilities.

(d) The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement.

12.	No Fiduciary Duty.

The Escrow Agent shall have no fiduciary duties to any party or person as a result of this Agreement or its activities as the Escrow Agent hereunder.

13.	Limitation of Damages.

Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for punitive or exemplary damages, incidental, special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action. The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement.

14.	Uncollectible Deposits.

If any checks or other instruments delivered to Escrow Agent for deposit in the Escrow Account or ACH Escrow Account prove uncollectable, Wefunder shall promptly reimburse the Escrow Agent therefore upon written request and the Escrow Agent shall deliver the returned checks or other instruments to Wefunder.

15.	Bank Required Investigation & Identification Information.

(a)       The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title Ill of Pub. L. I 07-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the "USA Patriot Act"), the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Escrow Agreement agree that they will provide the Escrow Agent with all information as the Escrow Agent may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

(b)       Escrow Agent reserves the right to run searches on any party, including Investors, through the Office of Foreign Assets Control. Escrow Agent shall have the right to rely on the results of such searches and take such actions as the results of the searches may require or be prudent.

16.	Notices.

All notices, demands, and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person, by fax, by United States mail, certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service, as follows:

(a) if to Escrow Agent

Boston Private Bank and Trust Company

10 Post Office Square

Boston, Massachusetts, 02109

Attn: Nick Hofer, Executive Vice President

Email: nhofer @bostonprivate.com

Tel: 415-402-3151

Boston Private Bank and Trust Company

16000 Ventura Boulevard

Encino, California 91436

Attn: Esther Kamp, Vice President

Email: ekamp@bostonprivate.com

Tel: 818-501-1706

(b) if to Company

Legion M Entertainment, Inc.

6425 Christie Ave., Suite 500

Emeryville, CA 94608

Attn: Paul Scanlan, CEO

Email: Paul@TheLegionM.com

Tel: (510) 459-7894

(c) if to Wefunder

Wefunder, Inc.

Attn: Michael Norman, President

141B Hampshire St,

San Francisco, CA 94103

Tel: 401-477-3647

Wefunder, Inc.

Attn:  Nicholas Tommarello, CEO

141B Hampshire St,

San Francisco, CA 94103

Tel:  401-477-3647

or at such facsimile number or other address as any of the above may have furnished in writing to the other parties. Any such notice, demand or communication shall be deemed to have been given (i) on the date given, if delivered in person or faxed, or (ii) on the date received, if given by registered or certified mail, return receipt requested, or given by overnight courier service.

17.	Amendment.

The provisions of this Agreement may be waived, altered, amended, supplemented, or replaced, in whole or in part, only by a writing signed by all of the parties hereto.

18.	Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Except as set forth in the following sentence, this Agreement may not be transferred or assigned by Wefunder or Escrow Agent without the express prior written consent of the other parties. Any corporation, association, or other entity into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its business, or any corporation, association or other entity resulting from any such merger, conversion, consolidation, sale or other transfer, shall, ipso facto, be and become successor Escrow Agent hereunder, vested with all of the powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that any successor Escrow Agent shall promptly notify Wefunder in writing upon its appointment hereunder.

19.	Counterparts.

This Agreement may be executed and delivered, including by email or facsimile signature, in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

20.	No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer any rights or remedies on anyone other than the parties to this Agreement and their respective successors, representatives and assigns. The provisions of this Agreement shall not entitle any person not a signatory to this Agreement to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude any and all-non-signatory parties from any such third party beneficiary rights, or any other rights whatsoever.

21.	Choice of Law and Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. The parties hereto agree that any court action that is permitted to be brought hereunder shall be brought in the courts located in the County of Alameda, in the State of California. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

22.	Arbitration of Disputes.

(a)       Except as otherwise provided herein, any controversy or dispute between any of the parties to this agreement arising out of any of the terms, provisions, or conditions of this agreement shall be submitted to arbitration in Alameda County, California or another location agreed to by the parties. The arbitration shall be conducted through and in conformity with and subject to the applicable rules and procedures of ADR Services, Inc., (or any successor thereto). If ADR Services, Inc. is not then in existence and there is no such successor, or if for any reason ADR Services, Inc. fails or refuses to act, then the arbitration shall be conducted through and in conformity with, and subject to, the applicable rules and procedures of JAMS, Inc.

(b)       The arbitration shall, to the fullest extent possible, further be conducted in conformity with and subject to the provisions then in effect of the United States of Arbitration Act, 9 USC § I et seq.

(c)       The parties hereby agree to select one arbitrator by mutual agreement through ADR Services or a successor service in accordance with the provisions hereinabove. The selection of the arbitrator shall be in accordance with the rules prescribed above, except that

(d)       any arbitrator selected shall be neutral and thoroughly familiar with the principal subject matter of the issues to be arbitrated, such as by way of example, escrow matters. If the parties fail to mutually agree upon an arbitrator, then an arbitrator with the above required qualifications shall be selected by ADR Services, or, if applicable, the successor service.

(e)       The parties hereby agree that the testimony of witnesses shall be given under oath, and that depositions and other discovery may be ordered by the arbitrator.

(f)       The costs of the arbitration, including the arbitrator's fees, shall be borne equally by the parties to the arbitration, unless otherwise ordered by the arbitrator.

(g)       By agreeing to have any dispute arising out of the matters included in this 'Arbitration of Disputes' provision decided by neutral arbitration, the parties hereto are giving up any rights they might possess to have the dispute litigated in a court or a jury trial. The parties are giving up their judicial rights to discovery and appeal.

23.	Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

24.	Unenforceability or Partial Unenforceability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted, provided that the obligations and responsibilities of Escrow Agent are not materially altered or modified.

25.	Disputes Concerning Agreement.

Notwithstanding the Arbitration of Disputes provision herein, in the event that a dispute concerning the subject matter of this Agreement is such that Escrow Agent deems it necessary or appropriate for its protection to do so, Escrow Agent may deposit all funds in each Account into a court of competent jurisdiction and thereupon shall have no further duties with respect to this Agreement or such Account. In the event that Escrow Agent files an interpleader or other action pursuant to this Section, then Escrow Agent shall be entitled to all of its attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

26.	Compliance with Court Orders.

In the event that all or any portion of the Escrow Account or ACH Escrow Account shall be attached, garnished or levied upon by any court order, or if the delivery of any portion of the Escrow Account or ACH Escrow Account shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be entered affecting the Escrow Account or ACH Escrow Account, or Escrow Agent, Escrow Agent may, in its sole discretion, obey and comply with such orders, decrees, writs and judgments so issued or entered, notwithstanding any other provision of this Agreement to the contrary.

27.	No Payment on Non-Business Days.

If any payment under this Agreement is to be made on a day which is a Saturday, Sunday or a day on which Escrow Agent is closed, then such payment shall be made, with no penalty or interest being due because of such delayed payment, on the next succeeding day which is not a Saturday, Sunday or a day on which Escrow Agent is closed.

28.	Drafting Ambiguities.

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because a party, or the attorneys for one of the parties, drafted this Agreement or any provision thereof.

29.	Waiver.

Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

30.	Representation By Counsel.

Each of the parties executing this Agreement represents that they have been represented by legal counsel of their choice in the negotiation and preparation of this Agreement.

31.	Further Assurances.

Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate the terms and conditions of this Agreement.

32.	Recovery of Attorneys' Fees.

In any legal action, arbitration or other proceeding brought in connection with, arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs of suit, including reasonable attorneys' fees. This attorneys' fees provision is to be liberally construed in favor of its application and, therefore, is intended to have the broadest possible application. Accordingly, and without limiting the generality or scope of the foregoing, this attorneys' fees provision is intended to apply whether the claims asserted sound in contract or tort, whether the relief sought is legal or equitable, and whether the issue(s) arising out of or relating to this Agreement are raised in connection with a pleading seeking affirmative relief (by way of example and not by way of limitation, a complaint, cross-complaint or complaint in intervention) or by way of answer, denial, affirmative defense or plea in abatement.

33.	Headings.

The headings of the sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the day and year first above written.

BOSTON PRIVATE BANK AND TRUST CO.,
as Escrow Agent

By:
Name: Nick Hofer
Title: Executive Vice President

By:
Name: Kathryn Diamond
Title: Senior Vice President

LEGION M ENTERTAINMENT, INC., a Delaware corporation, as Company

By:
Name: Paul Scanlan
Title: CEO

WEFUNDER, INC., a Delaware corporation, as Wefunder

By:
Name: Michael Norman
Title: President